Exhibit 21.1

SUBSIDIARIES

1)	Resource Bank, a Virginia corporation, is a wholly owned subsidiary of Resource Bankshares Corporation.

2)	Resource Service Corporation, a Virginia corporation, is a wholly owned subsidiary of Resource Bank.

(a)	Financial Planners Mortgage, L.L.P., is a Virginia general partnership registered as a limited liability partnership, in which Resource Service Corporation owns a 49% interest.

(b)	HomeBanc, L.L.P, is a Virginia general partnership registered as a limited liability partnership, in which Resource Service Corporation owns a 51% interest.

(c)	Alliance One Mortgage, L.L.P, is a Virginia general partnership registered as a limited liability partnership, in which Resource Service Corporation owns a 51% interest.

3)	Resource Capital Trust I, a Delaware business trust, is a wholly-owned subsidiary of Resource Bankshares Corporation.

4)	CW and Company of Virginia, a Virginia corporation, is a wholly-owned subsidiary of Resource Bank.

5)	PRC Title LLC, a Virginia limited liability company, is a wholly-owned subsidiary of Resource Bank.

6)	Resource Capital Trust II, a Delaware business trust, is a wholly-owned subsidiary of Resource Bankshares Corporation

7)	Resource Capital Trust III, a Delaware business trust, is a wholly-owned subsidiary of Resource Bankshares Corporation

8)	Virginia Financial Services, LLC, a Virginia limited liability company, is a wholly-owned subsidiary of Resource Bankshares Corporation.

9)	Dominion Investment Group, LLC, a Virginia limited liability company, is a wholly-owned subsidiary of Resource Bank.